EXHIBIT 99.01
                          NANOPIERCE TECHNOLOGIES, INC.
                       1998 COMPENSATORY STOCK OPTION PLAN


     The purpose of the Nanopierce Technologies, Inc. 1998 Compensatory Stock Option Plan (the "Plan") of Nanopierce Technologies, Inc., a Nevada Corporation (the "Company"), is to promote the long-term growth and profitability of the Company by providing certain key employees, directors, officers, managers and consultants of the Company with increased incentive to contribute to the success of the Company and enabling the Company to attract, retain and reward persons of exceptional skill for positions of substantial responsibility.

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01. General. Wherever the following terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.

     "Board" shall mean the Board of Directors of the Company.

     "Change of Control" shall mean the dissolution or liquidation of the Company; a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to Options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue; or a sale of substantially all the assets of the Company to, or the acquisition of Stock representing more than eighty percent (80%) of the voting power of the Stock of the Company then outstanding by, another corporation or person.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean Nanopierce Technologies, Inc., a Nevada corporation, or any parent or subsidiary of Nanopierce Technologies, Inc., as described in
Section 424(e) or Section 424(f) of the Code.

     "NSO's" has the meaning specified in Section 3.01.

     "Option" shall mean a right to purchase Stock granted pursuant to the Plan.

     "Option Agreement" shall mean the agreement between the Company and a Participant pursuant to which Options are issued.

     "Option Price" shall mean the purchase price for Stock under an Option, as determined in Section 4.04.

     "Option Term" has the meaning specified in Section 4.05.

     "Participant" shall mean an employee of the Company to whom an Option is granted under the Plan.


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     "Plan" shall mean this  Nanopierce  Technologies,  Inc.  1998  Compensatory
Stock Option Plan.

     "Stock" shall mean the common stock of the Company, par value $.0001 per share.

                                   ARTICLE II

                                 ADMINISTRATION

     Section 2.01. Duties and Powers of the Board.

          (a) The Board shall administer this Plan, shall conclusively interpret its provisions, and shall decide all questions of fact arising in its application. The Board may delegate its authority pursuant to any provision of this Plan to a committee.

          (b) The Board shall have the authority, in its sole discretion and from time-to-time to:

               (i) designate the employees or classes of employees eligible to participate in the Plan as defined in Section 4.01;

               (ii) grant Options provided in the Plan in such form and amount as the Board shall from time-to-time determine; and

               (iii) impose such limitations, restrictions and conditions upon any such Option as the Board shall deem appropriate.

          (c) All determinations and interpretations pursuant to the provisions of this Plan shall be binding and conclusive upon all parties, including the Company, its security holders, and the Participants in the Plan.

          (d) The Board's determinations under the Plan (including, without limitation, the determination of the persons to receive Options, the amount and timing of such Options, the terms and provisions of such Options and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

                                   ARTICLE III

                             SHARES SUBJECT TO PLAN

     Section 3.01. Shares Subject to Plan. The Stock Options granted under the Plan shall be Non-Statutory Stock Options ("NSO's") which are intended to be Options that do not qualify as "Incentive Stock Options" as the term is defined in Section 422 of the Code. The maximum number of shares of Stock that may be issued under the Plan is 7,500,000 shares. Such shares may be treasury, or authorized, but unissued, shares of Stock of the Company. Shares tendered by a Participant as payment for shares issued upon exercise of Option shall be available for

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issuance  under the Plan.  Any shares of Stock subject to Option,  which for any reason is terminated, unexercised or expires shall again be available for issuance under the Plan.

                                   ARTICLE IV

                               GRANTING OF OPTIONS

     Section 4.01. Eligibility. Participants in the Plan shall be selected by the Board from the full-time key employees, officers, directors, managers and consultants of the Company who are believed by the Board to be in a position to make a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of awards, the Board shall consider any factors deemed relevant including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth.

     Section 4.02. Granting of Options. The Board may, from time-to-time and subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant to any Participant in the Plan one or more Stock Options to purchase for cash or shares the number of shares of Stock allotted by the Board. The date an Option is granted shall mean the date selected by the Board as of which the Board allots a specific number of shares to a Participant pursuant to the Plan.

     Section 4.03. Option Agreement. The grant of an Option shall be evidenced by a written Option Agreement duly executed on behalf of the Company and by the optionee to whom such Option is granted. The Option Agreement shall contain such terms, provisions and conditions that are not inconsistent with this Plan as determined by the Board. The Option Agreement shall set forth all material terms of such Option, including the number of shares of Stock subject to the Option evidenced thereby. All option agreements need not be identical, but shall comply with or incorporate by reference the terms set forth in this Article and shall be subject to all other terms and conditions of this Plan. In the event any Option Agreement is inconsistent with this Plan, the terms of the Plan shall govern the issue in question. No Option shall be granted within the meaning of the Plan and no purported grant of any Option shall be effective until an Option Agreement has been duly executed on behalf of the Company and Participant.

     Section 4.04. Option Price. The Option Price per Share of Stock deliverable upon the exercise of an Option shall be set by the Board; provided, however, that such price shall be no less than the par value of a Share.

     Section 4.05. Option Term. Unless otherwise provided by the related Option Agreement, each Option shall become exercisable in six equal installments, in cumulative fashion. The first installment shall become exercisable on the date which is six months after the date of grant. Each installment shall thereafter become exercisable at six month intervals on the anniversary of the date of grant and the anniversary of the date which is six months after the date of grant. Unless otherwise provided in the related Option Agreement, each Option shall expire 10 years from the date of grant (the "Option Term"). In the event of a Change in Control, each Option held by a Participant shall become immediately exercisable regardless of the date of grant. No Option shall be exercisable after the expiration of its Option Term.

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     Section 4.06. Exercise of Option. Each Option Agreement shall set forth the procedure governing the exercise of the Option granted thereunder, and shall provide that, upon such exercise in respect of any shares of Stock subject thereto, the Participant shall pay to the Company, in full, the Option Price for such shares. The purchase price may be paid in whole or in part in cash, certified check or money order or through the delivery of shares of Stock owned by the optionee or the surrender of shares of Stock issuable upon exercise of the Option.

                                    ARTICLE V

                            TERMINATION OF EMPLOYMENT

     Section 5.01. Termination. Except as provided in Section 5.03, Options granted and vested under the Plan may be exercised at any time after the termination of the employment of the Participant with the Company, during the Option Term; but the Options may not be exercisable by the Participant for more than the number of shares, if any, as to which Options were exercisable by the Participant immediately before the termination of the employment of the Participant.

     Section 5.02. Death. If a Participant shall die while employed by the Company, the Options granted under this Plan to such deceased Participant may be exercised within one year after the date of the Participant's death, subject to the Option Term; but the Options may not be exercised for more than the number of shares, if any, as to which Options were exercisable by the Participant immediately before the death of the Participant.

     Section 5.03. Termination for Cause. If a Participant's employment is terminated for cause (as determined by the Company, in its sole discretion), Options granted under the Plan shall expire on the date of termination.

                                   ARTICLE VI

                               GENERAL PROVISIONS

     Section 6.01. Issuance of Shares. As soon as practicable after receipt of payment, the Company shall deliver to the Participant a certificate or certificates for such shares of Stock. The Participant shall become a shareholder of the Company with respect to Stock represented by share certificates so issued and as such shall be fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder.

     Section 6.02. Conditions to Issuance of Stock Certificates. Each Option awarded under the Plan shall be subject to the requirement that, if at any time the Board shall determine that:

          (a) the listing, registration or qualification of the shares of Stock subject or related thereto upon any securities exchange or under any state or federal law; or

          (b) the consent or approval of any government regulatory body; or

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          (c) an  agreement  by the  recipient  of an Option with respect to the disposition of shares of Stock,

is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of shares of Stock thereunder, such Option may not be exercisable in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board. Notwithstanding the foregoing, no change, condition, or revision with regard to any Option granted under this Section 6.02 or Section 6.08, shall be effective if such change would constitute a modification of the Option, as described in
Section 424(h) of the Code.

     Section 6.03. Not Transferable. No Option under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution and is not subject, in whole or in part, to any attachment, execution or levy of any kind. During the life of the Participant, such Option shall be exercisable only by such person or, in the case of a Participant who becomes disabled, by such person's guardian or legal representative.

     Section 6.04. Tax Withholding. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state or local tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may in its discretion allow the Participant to elect to have the Company withhold Stock (or allow the return of Stock) in an amount sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Stock shall be valued on the date the withholding obligation is incurred, in accordance with the most recent written record of the fair market value of a share of Stock, determined, in good faith, by the Board.

     Section 6.05. Employment. Nothing in the Plan or in any Option Agreement shall confer upon any Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of such Participant.

     Section 6.06. Rights as Stockholders. No Participant under the Plan shall have rights as a shareholder of the Company with respect thereto prior to the date on which certificates for shares of Stock are issued to him.

     Section 6.07. Changes in Common Stock. In any event of any change in the outstanding Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of shares of Stock which may be issued under the Plan, the number of shares of Stock subject to the Option theretofore granted under the Plan and the Option Price of Options theretofore granted under the Plan.

     Section 6.08. Amendment of the Plan.

          (a) The Board may at any time and from time to time, without receiving further consideration from the Participants, by resolution, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements.

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          (b) The Board may at any time and from  time-to-time,  by  resolution, terminate or modify or amend the Plan in any respect. However, the termination or any modification or amendment of the Plan, except as provided in paragraph 6.08(a), shall not without the consent of a Participant, affect his or her rights under an Option previously granted to him or her.

     Section 6.09. Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Nevada without regard to conflicts of laws thereof.

                                   ARTICLE VII

                         EFFECTIVE DATE AND TERM OF PLAN

     Section 7.01. Effective Date. This Plan was adopted by the Board on February 26, 1998 and shall become effective as of February 26, 1998.

     Section 7.02. Term of Plan. No awards shall be made under the Plan subsequent to 10 years after the date on which the Plan was adopted; provided, however, that all Options awarded under the Plan prior to such date shall remain in effect until such Options have been exercised or terminated in accordance with the terms of the related Option Agreement.


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     IN WITNESS  WHEREOF,  and as  conclusive  evidence  of the  adoption of the
foregoing  instrument   comprising  the  Nanopierce   Technologies,   Inc.  1998
Compensatory  Stock  Option  Plan  (effective   February  26,  1998)  Nanopierce
Technologies, Inc., a Nevada corporation, has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 31st day of October, 2000.

[CORPORATE SEAL]                    NANOPIERCE TECHNOLOGIES, INC.



                                    By ______________________________________
                                    Name ____________________________________
Attest:


By _____________________________
     Secretary

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